Exhibit 99.1

Hercules Technology Growth Capital Announces Record First Quarter 2007
                           Financial Results

   Record Commitments of $108.5 Million and Record Fundings of $80.2
                                Million

   Net Investment Income Before Taxes Increased 155% Year-Over-Year

   Seventh Consecutive Quarterly Dividend Declared; $0.30 per share

    Business Editors/Technology Writers

    PALO ALTO, Calif.--(BUSINESS WIRE)--May 3, 2007--Hercules Technology Growth Capital, Inc. (NASDAQ:HTGC), a leading specialty finance company providing growth capital to venture capital and private equity-backed technology and life science companies, today announced its financial results for the first quarter ended March 31, 2007.

    First Quarter 2007 Highlights:

    -- Total debt and equity commitments reached $108.5 million in the quarter, comprised of $106.5 million in debt commitments and $2.0 million of equity commitments.

    -- Total debt and equity funding in the quarter totaled $80.2 million. Debt funded in the quarter totaled $78.5 million and equity funding totaled $1.75 million.

    -- Hercules had warrant positions in 62 portfolio companies at the end of the first quarter of 2007, as compared to warrants in 37 companies at the end of the first quarter of 2006. During the quarter, two life science companies filed registration statements for initial public offerings of their common stock.

    -- Total investment portfolio value increased by approximately 21% to $342.5 million at March 31, 2007 from $283.2 million at December 31, 2006.

    -- Investment income increased for the tenth consecutive quarter to $9.7 million, a 49% increase over first quarter 2006 investment income of $6.5 million.

    -- Net investment income before taxes during the quarter grew by 155% to $5.2 million, compared to $2.0 million in the first quarter of 2006. Net investment income per share was $0.23 per share for the first quarter of 2007 compared to $0.21 per share in the first quarter of 2006.

    -- Net income more than doubled to $6.3 million or $0.28 per share on 22.9 million basic shares outstanding versus $2.5 million or $0.25 per share on 9.9 million basic shares outstanding for the first quarter of 2006.

    -- Net taxable income, excluding long-term capital gains, was approximately $5.5 million or $0.24 per share on 22.9 million basic shares outstanding as compared to approximately $3.0 million or $0.30 per share on 9.9 million basic shares outstanding in the first quarter of 2006.

    -- Dividend of $0.30 per share declared and paid, representing the Company's sixth consecutive quarterly dividend payment.

    "We are very pleased with the overall growth in our investment portfolio during the first quarter. Our debt and equity investments continue to expand across industries, geographic regions and stages of development," commented CEO Manuel Henriquez. "Based on the transactions we completed during the quarter and our pipeline, we believe 2007 should be another year of growth for Hercules."

    Mr. Henriquez continued, "While we set records for commitments of $108. 5 million and fundings of $80.2 million, $96.3 million of the commitments and $65.1 million of fundings closed in the second half of March. The weighted average value of our investment portfolio was approximately $290 million during the quarter while our quarter-end investment portfolio equaled $342.5 million." The weighted average value of the portfolio during the quarter reflects the timing of fundings occurring late in the quarter when compared to the ending portfolio value.

    "We continue to expect 10 to 12 liquidity events during 2007 from our portfolio of companies. According to Dow Jones Venture Source, during the first quarter of 2007, 13 venture-backed companies successfully completed initial public offerings raising approximately $1.2 billion, double the aggregate amount raised a year ago. The M&A market remains robust, with 95 venture-backed companies being acquired or merged with an estimated value of approximately $9.4 billion. We believe these developments support our confidence in the potential upside in our warrant portfolio," CEO Manuel Henriquez stated.

    "In addition, during the first quarter of 2007, two of our portfolio companies entered into letters of intent (LOI's) to be acquired/merged. One of these closed during the quarter (Adiana acquired by Cytyc Corporation). The Adiana transaction generated initial gross proceeds of approximately $873,000 and a realized gain of approximately $290,000 from the sale of our warrants and common stock for an initial internal rate of return of 23.2 percent. In addition, two life science companies -- Sirtris Pharmaceuticals and Aegerion Pharmaceuticals -- filed registration statements for initial public offerings of their common stock during the first quarter."

    First Quarter Review and Operating Results

    During the quarter, Hercules further expanded its geographic footprint and its management infrastructure as it continues to build for its future growth plans. CFO David Lund commented, "In April we added to the strength of our executive team with the addition of James Crumpton, a highly experienced executive with strong banking background, as our Chief Credit Officer. These moves have positioned the Company to further expand our stage and sector diversification to provide innovative one-stop financing solutions to the growing number of venture-backed technology and life sciences companies across the United States."

    During the quarter, Hercules entered into agreements to provide debt financing of approximately $106.5 million and funded a total of approximately $78.5 million in debt investments. The weighted average fundings during the first quarter were approximately $15.9 million. The difference between the total fundings and the weighted average fundings reflects the timing of fundings occurring later in the quarter.

    In addition, Hercules committed to invest $2.0 million in equity to five portfolio companies and funded $1.75 million in four portfolio companies during the quarter.

    Proceeds from principal repayments were approximately $22.0 million, comprised of amortization of principal of approximately $11.1 million, early repayments of approximately $1.8 million from two portfolio companies, and pay downs of $9.1 million on working capital lines of credit.

    Investment Portfolio

    The fair value of Hercules' investment portfolio at quarter-end was approximately $342.5 million, representing investments in 65 portfolio companies as compared to $172.1 million at the end of the first quarter of 2006. Of the $342.5 million, the fair value of the equity portfolio was $9.3 million invested in 14 portfolio companies, compared to a fair value of approximately $4.7 million invested in seven portfolio companies at the end of the first quarter of 2006.

    To date, the Company has received warrants in connection with its debt investments in each portfolio company, and has realized gains on four warrant positions. Hercules currently holds warrants in 62 portfolio companies, with a fair value of approximately $10.5 million included in the investment portfolio of $342.5 million. The warrant portfolio has risen by 31% as compared to the quarter ended March 31, 2006. These warrant holdings would allow Hercules to invest approximately $36 million if such warrants are exercised.

    As of March 31, 2007, Hercules' unfunded debt commitments were approximately $74.7 million to 22 portfolio companies. Since these commitments may expire without being drawn upon, the total commitment does not necessarily represent future cash requirements. In addition, the Company executed non-binding term sheets with 15 prospective portfolio companies, representing approximately $142.3 million. These proposed investments are subject to completion of the Company's due diligence and final approval process, as well as the negotiation of definitive documentation with the prospective portfolio companies. Not all non-binding term sheets are expected to close and do not necessarily represent future cash requirements.

    The overall weighted average yield to maturity on the Company's loan portfolio was approximately 12.72% as of March 31, 2007, up from 12.64% at December 31, 2006. Yields to maturity are computed using interest rates at inception of the loan, and include amortization of loan facility fees, commitment fees and market premiums or discounts over the expected life of the debt investments, weighted by their respective costs when averaged and are based on the assumption that all contractual loan commitments have been fully funded and held to maturity.

    Income Statement

    Continued growth of Hercules debt investments contributed to a 49% increase in investment income to $9.7 million during the first quarter of 2007 as compared to $6.5 million in the first quarter of 2006.

    Interest expense and loan fees driven by lending activities were approximately $952,000 during the first quarter, a decline of approximately 50% versus $1.9 million in the same quarter of the previous year. The decrease was attributed to a lower average debt balance outstanding during the quarter as well as a lower average interest rate on the borrowings outstanding.

    "On March 30, 2007, we successfully lowered the interest rate on our credit facility by 45 basis points to LIBOR plus 1.20% from LIBOR plus 1.65% and extended the $150.0 million of borrowing capacity through the term of the loan, July 31, 2007. The reduction in the interest rate is a significant step in reducing our overall cost of capital and thereby increasing the returns for our investors," stated CFO Lund.

    Total operating expenses, excluding interest expense and loan fees, for the first quarter of 2007 were $3.5 million, which is an increase of $1.0 million, compared to $2.5 million for the first quarter of 2006. The increase as compared to the quarter ended March 31, 2006 was primarily attributable to an increase in headcount, expansion of offices in Boston, Boulder and Palo Alto and other costs associated with being a public company. Total operating expenses were $300,000 lower than the $3.8 million of total operating expenses during the fourth quarter of 2006. The decrease was primarily attributed to lower compensation expense related to bonus accruals.

    Net investment income before provision for income taxes for the first quarter of 2007 was $5.2 million, which represents an increase of 155%, compared to approximately $2.0 million for the first quarter of 2006. Net investment income before income taxes was 49% or $1.7 million higher than the fourth quarter of 2006. Net investment income before provision for income taxes on a basic per share basis during the current quarter was $0.23 per share, based upon 22.9 million basic shares outstanding, compared to $0.21 per share in the comparable quarter of 2006 on 9.9 million basic shares outstanding.

    During the first quarter of 2007, Hercules sold its equity and warrant position in Adiana, for initial gross proceeds of approximately $873,000 and recognized total realized gains of approximately $290,000. Hercules may realize additional future gains from its Adiana investment based on future earn-out participation rights.

    Hercules recognized net increase in unrealized appreciation on investments of approximately $816,000 during the first quarter of 2007. The net increase in unrealized appreciation was attributed to an increase of approximately $403,000 in the estimated fair value of one loan previously written down and net increases of approximately $413,000 in the fair value of the warrant portfolio.

    Dividends

    The Company declared and distributed a dividend of $0.30 per share to its shareholders during the quarter. This distribution was the sixth consecutive quarterly dividend paid and brings total distributions to $1.525 per share since its public offering in June 2005.

    Liquidity and Capital Resources

    At March 31, 2007, net assets were approximately $269.6 million, with a net asset value per share of $11.68, which represents an increase of $14.2 million or $0.03 per share, compared to the fourth quarter of 2006.

    The Company ended the first quarter with $41.5 million in cash and cash equivalents. The cash balance at the end of the first quarter of 2007 reflects funds borrowed under Hercules' credit facility at the end of March that were drawn to fund anticipated investments of approximately $37.8 million in four new investments that were funded in early April 2007.

    At the end of the first quarter of 2007, Hercules had $113.0 million outstanding under its $150.0 million credit facility.

    Portfolio Asset Quality and Diversification

    As of March 31, 2007, grading of the debt portfolio, excluding warrants and equity investments, was as follows:

Grade 1   Approximately $16.9 million or 5.2% of the total portfolio

Grade 2   Approximately $246.9 million or 76.7% of the total portfolio

Grade 3   Approximately $47.5 million or 14.7% of the total portfolio

Grade 4   Approximately $11.1 million or 3.4% of the total portfolio

Grade 5   No investments

    At March 31, 2007, the weighted average loan grade of the portfolio was 2.16 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.14 as of December 31, 2006. Hercules policy is to adjust the grading on its portfolio companies as they require additional equity capital. Various companies in the portfolio will require additional funding in the near term and have therefore been downgraded until the funding is complete which accounts for the increase in grade 3 loans as compared to the fourth quarter of 2006.

    Hercules recently expanded its portfolio descriptions and classification to better describe the various industry and industry sub sectors in which Hercules invests. Hercules' portfolio as of March 31, 2007 was approximately as follows:

    --  24.5% in drug discovery companies

    --  15.7% in communications and networking companies

    --  12.0% in software companies

    --  8.5% in electronics and computer hardware companies

    --  8.1% in specialty pharmaceutical companies

    --  6.2% in consumer and business product companies

    --  5.3% in semiconductor companies

    --  4.6% in drug delivery companies

    --  3.5% in therapeutic companies

    --  3.1% in Internet companies

    --  2.5% in energy companies

    --  2.1% in information services

    --  1.6% in diagnostic companies

    --  1.4% in biotechnology tools companies

    --  0.9% in media/content/info companies

    Subsequent Events

    On April 5, 2007, Hercules and its subsidiary, Hercules Technology II, L.P., received an exemptive order from the Securities and Exchange Commission allowing Hercules to exclude debt securities issued by its subsidiary, Hercules Technology II, L.P. from the asset coverage requirements applicable to Hercules. Hercules Technology Growth Capital, Inc. and the U.S. Small Business Administration (SBA) are the sole limited partners of Hercules Technology II, L.P.

    Through its subsidiary, Hercules Technology II, L.P., Hercules Technology Growth Capital, Inc. intends to seek up to $124.0 million in leverage in various tranches over the next two years if it satisfies certain regulatory requirements, which is the maximum amount currently available under regulations of the SBA. Hercules Technology II, L.P. is currently approved to draw up to $50.0 million and in April 2007, Hercules borrowed $12.0 million under the SBA program.

    On May 2, 2007, Deutsche Bank Securities Inc. agreed to become a lender under Hercules credit facility with Citigroup Global Markets Realty Corp. In connection with Deutsche Bank's participation, the combined amount available under the facility will be increased to $250 million. The amended facility provides for interest at LIBOR plus 1.20% and extends the termination date to May 1, 2008. The amended credit facility is subject to certain closing conditions.

    Today, Novadaq Pharmaceuticals, a publicly traded Canadian corporation, acquired certain assets of Xillix Technologies for cash and common stock. Of the purchase price, Hercules will receive approximately CDN $810,000 and approximately 225,000 shares of Novadaq Pharmaceuticals' common stock.

    The Board of Directors declared a first quarter dividend of $0.30 per share. The dividend will be payable on June 18, 2007 to shareholders of record as of May 16, 2007. The ex-dividend date is May 14, 2007. This was the Company's seventh consecutive dividend declaration since its initial public offering, and will bring the total cumulative dividend declared to date to $1.825 per share.

    Conference Call

    Hercules has scheduled its 2007 first quarter financial results conference call for May 3, 2007 at 2:00 p.m. PDT (5:00 p.m. EDT). To listen to the call, please dial (800) 659-2037 or (617) 614-2713 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, please dial (888) 286-8010 or (617) 801-6888 and enter passcode 27275702.

    The Hercules financial results conference call will be available via a live webcast on the investor relations section of the Hercules website at http://www.HerculesTech.com. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the website for 12 months.

    About Hercules Technology Growth Capital, Inc.:

    Founded in December 2003, Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing growth financing to venture capital and private equity sponsored companies in the technology and life science industries. The Company primarily finances privately-held companies backed by leading venture capital and private equity firms and also may finance certain publicly-traded companies. Hercules' strategy is to evaluate and invest in a broad range of ventures active in technology and life science industries and to offer a full suite of growth capital products up and down the capital structure to prospective clients ranging from early-stage growth to expansion stage companies. The Company's investments are originated through its principal office located in Silicon Valley, as well as additional offices in the Boston, Boulder and Chicago areas. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital.

    For more information, please visit www.HerculesTech.com, or www.HTGC.com. Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call (650) 289-3060.

    Forward-Looking Statements:

    The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.


               HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
          CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES


                                         March 31,
                                           2007         December 31,
                                        (unaudited)        2006
                                      --------------------------------
Assets
Investments, at value (cost of
 $338,325,156 and $279,946,465,
 respectively)                         $  342,483,418   $ 283,233,751
Deferred loan origination revenue          (4,312,934)     (3,450,971)
Cash and cash equivalents                  41,488,328      16,404,214
Interest receivable                         3,976,516       2,906,831
Other assets                                2,636,706       2,048,384

                                      --------------------------------
Total assets                              386,272,034     301,142,209

Liabilities
Accounts payable                            1,115,721         540,376
Accrued liabilities                         2,545,573       4,189,011
Short-term loans payable                  113,000,000      41,000,000
                                      --------------------------------

Total liabilities                         116,661,294      45,729,387

                                      --------------------------------
Net assets                             $  269,610,740   $ 255,412,822

                                      ================================

Net assets consist of:
        Par value                      $       23,091   $      21,927
        Capital in excess of par value    271,996,278     257,234,729
        Unrealized appreciation on
         investments                        3,676,707       2,860,654
        Accumulated realized gains
         (losses) on investments           (1,682,312)     (1,972,014)
        Distributions in excess of
         investment income                 (4,403,024)     (2,732,474)

                                      --------------------------------
Total net assets                       $  269,610,740   $ 255,412,822
                                      ================================

Shares of common stock outstanding
 ($0.001 par value, 60,000,000
 authorized)                               23,090,751      21,927,034
                                      ================================

Net asset value per share              $        11.68   $       11.65
                                      ================================


               HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS


                                        Three Months Ended March 31,
                                       -------------------------------
                                            2007            2006
                                       --------------- ---------------
Investment income:
 Interest                              $    9,035,989  $    5,634,539
 Fees                                         642,957         852,594

                                       --------------- ---------------
Total investment income                     9,678,946       6,487,133
Operating expenses:
 Interest                                     685,965       1,676,982
 Loan fees                                    266,108         250,793
 Compensation and benefits                  1,939,561       1,205,081
 General and administrative                 1,308,235       1,185,392
 Stock-based compensation                     253,750         123,000

                                       --------------- ---------------
Total operating expenses                    4,453,619       4,441,248

Net investment income before provision
 for income taxes and investment gains
 and losses                                 5,225,327       2,045,885
Provsion for income taxes                           -       1,760,000
                                       --------------- ---------------
Net investment income                       5,225,327         285,885

Net realized gain (loss) on investments       289,702      (1,740,370)
Net increase in unrealized appreciation
 on investments                               816,053       3,959,481
                                       --------------- ---------------

Net realized and unrealized gain            1,105,755       2,219,111
                                       --------------- ---------------
Net increase in net assets resulting
 from operations                       $    6,331,082  $    2,504,996
                                       =============== ===============


Net investment income before provision
 for income taxes and investment gains
 and losses per common share:
 Basic                                 $         0.23  $         0.21
                                       =============== ===============

 Diluted                               $         0.23  $         0.21
                                       =============== ===============

Change in net assets per common share:
 Basic                                 $         0.28  $         0.25
                                       =============== ===============

 Diluted                               $         0.27  $         0.25
                                       =============== ===============

Weighted average shares outstanding
 Basic                                     22,871,000       9,912,595
                                       =============== ===============

 Diluted                                   23,120,000       9,958,861
                                       =============== ===============

    CONTACT: Hercules Technology Growth Capital, Inc.
             Main, 650-289-3060
             info@herculestech.com
             Sally Borg, 650-289-3066
             sborg@herculestech.com